UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2015 (March 26, 2015)

ADVANCED CANNABIS SOLUTIONS, INC.

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	20-8096131
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, CO	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01

Completion of Acquisition

As disclosed in a Form 8-K filed on March 16, 2015, on March 12, 2015, GC Security, LLC, a Colorado limited liability company and wholly owned subsidiary (“GCC”) of Advanced Cannabis Solutions, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “APA”) by and among the Company, GCC and Iron Protection Group, LLC, a Colorado limited liability company (the “Seller”), whereby GCC agreed to acquire substantially all of the assets of Seller (the ”Acquisition”). The APA closed on March 26, 2015 and the Company became the owner of the Seller. Prior to entering into the APA, the Company had no relationship with the Seller or its sole shareholder.

Pursuant to the terms of the APA, at the closing of the Acquisition, the Company delivered to Hunter Garth, the sole shareholder of the Seller, 500,000 restricted shares of the Company’s common stock (the “Stock Consideration”).  The shares to be issued to the Seller vest over a 12 month period. In addition, the Company delivered to Mr. Garth three year warrants (the “Warrants”) to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of: (i) $4.50 for warrants to purchase 125,000 shares of the Company’s common stock, and (i) $5.00 for warrants to purchase another 125,000 shares of the Company’s common stock. The APA contains certain provisions that require Seller to forfeit a portion of the Stock Consideration in the event that Seller violates its obligations under the APA relating to non-competition and non-disclosure.

The foregoing description of the APA does not purport to be a complete description of the parties’ rights and obligations under the APA. The foregoing description of the APA is qualified in its entirety by reference to Exhibit 10.1 filed as an exhibit to the Form 8-K filed on March 16, 2015.

Item 3.02

Unregistered Sales of Equity Securities.

The information provided in response to Item 2.01 of this report is incorporated by reference into this Item 3.02. The securities will be issued to the sole shareholder of the Seller in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.
(a) (b)	The Financial statements and pro forma financial information will be reported on an amended Current Report no later than June 9, 2015

(d)     Exhibits.

Exhibit No.	Description
4.1	Warrant dated March 26, 2015 issued in connection with the closing of the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 31, 2015

ADVANCED CANNABIS SOLUTIONS, INC.

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer